Lightbridge Announces Closing of Liverpool Nova Scotia Contact Center
Settles Net MoneyIN Patent Claims
Adjusts Second Quarter EPS Guidance

BURLINGTON, MA —May 24, 2006—Lightbridge, Inc. (NASDAQ: LTBG), a leading e-commerce, analytics and decisioning company, today announced the planned closing of the Liverpool, Nova Scotia contact center. Affected by this decision are approximately 200 contact center employees in Nova Scotia. The Company expects the center will be closed in the third quarter 2006. Related to this closing, the Company expects to record a restructuring and asset impairment charge of approximately $1.4 to $2.1 million over the second and third quarter 2006 of which approximately $800,000 to $1.0 million is non-cash related. The Company will continue to operate its other two contact centers in Lynn, Massachusetts and Heredia, Costa Rica.

Commenting on the closing of the Liverpool contact center, Bob Donahue, President and Chief Executive Officer stated, “We continually look to gain efficiencies in our business while maintaining a high level of service to our clients. In light of the recent announcement that TMobile would be consolidating their contact center work with other vendors, we considered our options and felt this to be the best decision for Lightbridge”

The Company also announced that it has settled indemnity and other potential claims against it in the patent infringement lawsuit brought by Net MoneyIN, Inc. The Company has agreed to pay Net MoneyIN, Inc. a lump sum payment of $1.75 million in exchange for a license grant, release and covenant not to sue. The net cost of the settlement to the Company after contribution from another party is $1.5 million. The Company does not expect to incur any further litigation costs related to the lawsuit after the current quarter.

Due to the closing of the Liverpool contact center and the Net MoneyIN, Inc. settlement, Lightbridge is adjusting its second quarter EPS estimates. The Company expects net income (loss) to be in the range of ($0.01) to $0.07, compared to its previously released guidance of $0.07 to $0.14 per fully diluted share.

About Lightbridge

Lightbridge, Inc. (NASDAQ:LTBG) is a leading e-commerce, analytics and decisioning company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, and payment authorization. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com.

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Contacts:

Lynn Ricci
Director, Investor & Media Relations
Lightbridge, Inc.
781/359-4854
lricci@lightbridge.com

Note to Editors: LIGHTBRIDGE is a registered trademark and the Lightbridge logo is a trademark of Lightbridge, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Forward-looking Statements

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company’s estimated restructuring and impairment charge with respect to, and the timing of, the closing of its Liverpool, Nova Scotia facility , and expectations regarding litigation costs related to its Net MoneyIN matter are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications and payment processing industry, (v) uncertainties about the Company’s ability to execute on, and about the impact on the Company’s business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, (vi) the impact of restructuring and other charges on the Company’s business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the industry risks associated with Authorize.Net’s business and operations including, without limitation, illegal or improper uses of Authorize.Net’s payment system, unauthorized intrusions and attacks on Authorize.Net’s payment system that may impair the operation of its payment systems, changes in or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net’s business and dependence on relationships with third party payment processors, and (ix) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2005 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements.